Exhibit 99.1

Forum Energy Technologies, Inc. Announces Commencement of Tender Offer and Consent Solicitation
HOUSTON--(BUSINESS WIRE)--April 15, 2020--Forum Energy Technologies, Inc. (NYSE: FET) (“Forum” or the “Company”) today announced the commencement of a modified “Dutch Auction” tender offer and consent solicitation (the “Offer”) for a portion of its outstanding 6.250% Senior Notes due 2021 (the “Notes”).

Title of Security	CUSIP Number	Principal Amount Outstanding(1)	Tender Cap	Early Tender Payment (2)	Total Consideration Acceptable Range (2) (3)
6.250% Senior Notes due 2021	34984V AB6	$387,830,000	$80,000,000	50.00	$340.00 to $400.00

(1)	Aggregate principal amount outstanding as of April 15, 2020.

(2)	Per $1,000 principal amount of Notes accepted for purchase and excluding Accrued Interest, which will be paid in addition to the Total Consideration or the Tender Offer Consideration, as applicable.

(3)	Includes the Early Tender Payment.
Forum is offering to purchase, for cash, an aggregate principal amount of Notes that would result in a maximum aggregate payment amount of up to $80.0 million (exclusive of accrued and unpaid interest as described below) (the “Tender Cap”), in accordance with the modified “Dutch Auction” procedures described below.
Holders must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on April 28, 2020, unless extended by Forum in its sole discretion (such date and time, as the same may be extended, the “Early Tender and Consent Date”), in order to be eligible to receive the Total Consideration for their Notes. The “Total Consideration” payable in cash will be equal to the Clearing Price (as defined below) determined on or prior to the Early Acceptance Date (as defined below). The Total Consideration will include an amount (the “Early Tender Payment”) equal to $50.00 for each $1,000 principal amount of Notes accepted for purchase.
The Offer will expire at 11:59 P.M., New York City time, on May 12, 2020, unless extended or earlier terminated by Forum in its sole discretion (such date and time, as the same may be extended, the “Expiration Date”). Notes tendered may be validly withdrawn at any time at or prior to 5:00 p.m., New York City time, on April 28, 2020, unless extended by Forum in its sole discretion (such date and time, as the same may be extended, the “Withdrawal Date”), but not thereafter, except in the limited circumstances discussed in the Statement. Forum reserves the right to amend, extend or terminate the Offer at any time. The Offer is subject to the satisfaction of certain conditions as described in the Offer to Purchase and Consent Solicitation Statement dated April 15, 2020 (as it may be amended or supplemented from time to time, the “Statement”).
The Offer is being conducted as a modified “Dutch Auction.” Holders who elect to participate must specify the price they would be willing to receive in exchange for each $1,000 principal amount of

Exhibit 99.1

Notes they tender in the Offer. The price that holders specify for each $1,000 principal amount of Notes must be in increments of $5.00, and must be within a range of $340.00 (the “Minimum Offer Price”) to $400.00 (the “Maximum Offer Price”) per $1,000 principal amount of Notes. Holders who do not specify a price will be deemed to have specified a price equal to the Minimum Offer Price in respect of Notes tendered and to accept the Clearing Price determined by Forum. Tenders of Notes for which a price is specified below the Minimum Offer Price or in excess of the Maximum Offer Price will not be accepted and will not be used for the purpose of determining the Clearing Price. Tenders of Notes for which a price is specified other than in whole increments of $5.00 will be rounded down to the nearest $5.00 increment.
Forum, if it accepts Notes in the Offer, will accept Notes validly tendered (and not validly withdrawn) on or prior to the Early Tender and Consent Date in the order of the lowest to the highest tender prices specified by tendering holders (in increments of $5.00), and promptly following the Early Tender and Consent Date (the “Early Acceptance Date”) will select the single lowest price (the “Clearing Price”) per $1,000 principal amount of Notes to enable Forum to purchase the principal amount of Notes that would result in an aggregate payment amount equal to the Tender Cap (or, if the aggregate payment amount would be less than the Tender Cap, all Notes so tendered).
Forum will pay the same price (subject to adjustment, as described below) for all Notes validly tendered at or below the Clearing Price and accepted for purchase by Forum in the Offer, except the price paid for Notes validly tendered after the Early Tender and Consent Date but at or prior to the Expiration Date (and not validly withdrawn) and accepted for purchase by Forum (if any) will be equal to the Clearing Price less the Early Tender Payment.
All Notes not accepted on the Early Acceptance Date as a result of proration and all Notes tendered at prices in excess of the Clearing Price will be rejected from the Offer and will be returned to tendering holders at Forum’s expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated.
If the Offer is not fully subscribed as of the Early Tender and Consent Date, all Notes validly tendered at or prior to the Early Tender and Consent Date may be accepted without proration, provided the conditions to the Offer are satisfied or waived by Forum. Any Notes validly tendered after the Early Tender and Consent Date and at or prior to the Expiration Date may be accepted subject to proration in accordance with the terms of the Offer in the event that the aggregate principal amount of all Notes tendered as of the Expiration Date would result in an aggregate payment amount that exceeds the Tender Cap.
Holders whose Notes are accepted by Forum for purchase pursuant to the Offer, will also be eligible to receive accrued and unpaid interest on their Notes accepted for purchase, up to, but excluding, the date of payment of the applicable consideration. All Notes that are tendered and accepted for purchase in the Offer will remain outstanding until the Company decides, in its sole discretion, to retire or cancel such Notes, and such Notes may be held in a newly designated unrestricted subsidiary of Forum.
In connection with the Offer, Forum is soliciting from the holders Consents to certain proposed amendments (the “Proposed Amendments”) to eliminate substantially all of the restrictive covenants and certain of the default provisions contained in the indenture governing the Notes.
A tender of Notes under the procedures described in the Statement will constitute the consent of such Holder to the Proposed Amendments. Holders may not tender their Notes without delivering their Consents and may not deliver their Consents without tendering their Notes pursuant to the

Exhibit 99.1

Offer. The Proposed Amendments require that the Company accept for payment validly tendered and not validly withdrawn Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding (excluding Notes owned by the Company or any of its affiliates) to become effective. The Proposed Amendments, if they become effective, may have adverse consequences for holders of Notes that are not accepted for purchase in the Offer, including Notes not repurchased due to proration.
The terms and conditions of the Offer are described in the Statement. Questions regarding the Offer may be directed to BofA Securities at 888-292-0070 (U.S. toll-free) and 980-388-3646 (collect). Copies of the Statement may be obtained from the Information Agent for the Offer, D.F. King & Co., Inc. at 866-864-7961 (U.S. toll-free).
This press release is for informational purposes only. This announcement does not constitute an offer to purchase or a solicitation of any offer to sell Notes or any other securities or a notice of redemption. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement, dated April 15, 2020.
The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of Forum, as the case may be, by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
About Forum
Forum Energy Technologies is a global oilfield products company, serving the drilling, downhole, subsea, completions and production sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.
Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company.
These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the Company's ability to deliver backlog in a timely fashion, the availability of skilled

Exhibit 99.1

and qualified labor, competition in the oil and natural gas industry, governmental regulation and taxation of the oil and natural gas industry, the Company's ability to implement new technologies and services, the availability and terms of capital, the effects of the COVID-19 pandemic and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company's business, and other important factors that could cause actual results to differ materially from those projected as described in the Company's filings with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Source: Forum Energy Technologies, Inc.
Company Contact
Pablo Mercado
Chief Financial Officer
281.949.2539
pablo.mercado@f-e-t.com

4